Exhibit 99.1

NEWS RELEASE

DuPont Announces Appointment of D.G. Macpherson to Board of Directors

WILMINGTON, Del., Jan. 20, 2026 – DuPont (NYSE: DD) today announced the appointment of D.G. Macpherson to its Board of Directors, effective immediately.

“We are very pleased to welcome D.G. to the DuPont board,” said Lori Koch, DuPont Chief Executive Officer. “D.G. brings deep expertise in operational excellence, supply chain optimization, and business transformation, which will be invaluable as we execute our growth strategy and deliver long-term value to shareholders, customers, and employees. His passion for innovation and commitment to continuous improvement make him a natural fit for our Board. We are excited to leverage his leadership experience and insights as we shape the future of DuPont.”

Mr. Macpherson is the Chairman and Chief Executive Officer of W.W. Grainger, Inc., a leading broad-line distributor of MRO products and services with operations primarily in North America and Japan. In his tenth year as Grainger’s CEO, he oversees the company’s global strategic and operational vision and leads with a customer-first mindset and steadfast commitment to company culture.

Previously, he served as Grainger’s Chief Operating Officer, as well as Senior Vice President and Group President, Global Supply Chain and International. In these roles, he led the development of corporate strategy and continuous improvement, the global supply chain organization, the company’s single-channel online business model, and international operations in Asia and Europe.

Prior to joining Grainger in 2008, Mr. Macpherson was a Partner and Managing Director at Boston Consulting Group (BCG), a global management consulting firm. At BCG, Mr. Macpherson developed extensive experience in production systems and continuous improvement methodologies, serving as a consultant to Grainger on several strategic and operational efforts, including availability improvement, pricing strategy, product line expansion, and sales force effectiveness. He began his career as a test engineer with the U.S. Air Force.

Mr. Macpherson holds a bachelor’s degree from Stanford University and an MBA from Northwestern’s Kellogg School of Management. Mr. Macpherson served on the International Paper Company Board of Directors from 2021 to 2024 and currently sits on the Griffin Museum of Science and Industry Board of Trustees, as well as serving as the Vice Chair of the Civic Committee of the Commercial Club of Chicago.

About DuPont
DuPont (NYSE: DD) is a global innovation leader, providing advanced solutions that help transform industries and improve everyday life across our key markets of healthcare, water, construction, and transportation. More information about the company, its businesses, and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

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DuPont™, the DuPont Oval Logo, and all trademarks and service marks denoted with ™, SM or ® are owned by affiliates of DuPont de Nemours, Inc. unless otherwise noted.

1/20/26

For further information, contact:

DuPont
Investors:
Ann Giancristoforo
ann.giancristoforo@dupont.com
+1 989 294-5890

Media:
Dan Turner
daniel.a.turner@dupont.com
+1 302 299-7628